Exhibit 99.1
News Release
Investor Contact: Erik Aldag, (212) 878-1831
For Immediate Release October 29, 2020	Media Contact: Michael Landau, (212) 878-1840

Minerals Technologies Reports Third Quarter 2020 Earnings of $0.83 Per Share,
or $0.92 Per Share, Excluding Special Items
----------
Highlights:
•	Sales of $388 Million, a 9 Percent Increase Sequentially
•	Improving Demand Across Majority of End Markets
•	Continued Strength in Consumer-Oriented Products
•	Operating Margins Improved Sequentially and Versus Prior Year
•	Strong Cash Flow from Operations of $54 Million
•	Improved Financial Flexibility by Extending Debt Maturities and Increasing Liquidity

NEW YORK, October 29 – Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today reported diluted earnings per share of $0.92, excluding special items, for the third quarter ended September 27, 2020, compared with $1.06 in the prior year. Reported diluted earnings per share were $0.83.

Worldwide net sales were $388.3 million, up 9 percent sequentially on improvement across several key end markets and 14 percent lower than the prior year. Foreign exchange had an unfavorable impact on sales of approximately $3 million or 1 percentage point. Reported operating income was $48.5 million and represented 12.5 percent of sales. Operating income excluding special items was $51.5 million and represented 13.3 percent of sales compared to 11.8 percent sequentially and 13.2 percent in the prior year. Cash from operations was $54.3 million.

"During the third quarter, we saw a noticeable improvement in demand across several of our key end markets, along with continued strength in our consumer-oriented products,” said Douglas T. Dietrich, Chief Executive Officer. “The actions we have taken over the last several quarters related to cost control, pricing, and productivity, combined with our pipeline of new products, helped drive higher sequential and year-over-year operating margins despite the challenging market environment. Meanwhile, we continued to generate sustained strong cash flow, and our financial position remains solid.”

Mr. Dietrich added, “We have an engaged global MTI team, and through their focus on operating safely and efficiently, as well as their disciplined execution, we are well-positioned to drive improved operational and financial performance as our markets recover."

The Company incurred special charges of $3.2 million after-tax in the third quarter, or $0.09 per share. The charges included a non-cash impairment of assets for a Paper PCC satellite facility at a U.S. paper mill, litigation expenses, and a non-cash pension settlement charge.

On June 30, 2020, the Company completed a $400 million private offering of 5.00 percent senior notes due 2028 at par. The Company used the net proceeds to repay $148 million of fixed rate term loans, $100 million of borrowings under its revolving credit facility, and the remainder for general corporate purposes. The private offering improved the Company’s financial flexibility by extending debt maturities and increasing liquidity.

Segment Information

Performance Materials and Specialty Minerals
Sales in the Minerals businesses, which include the Performance Materials and Specialty Minerals segments, were $315.7 million in the third quarter, up 11 percent sequentially and 10 percent lower than the prior year. Operating income for the Minerals businesses was $44.8 million and represented 14.2 percent of sales. Operating income, excluding special items, was $46.2 million and represented 14.6 percent of sales compared to 12.8 percent in the second quarter and 13.9 percent in the prior year.

Performance Materials segment sales were $190.6 million in the third quarter, up 10 percent sequentially and 8 percent lower than the prior year.

Metalcasting sales increased 26 percent sequentially and were 4 percent lower than the prior year as foundry production improved in North America and demand remained strong in China, where sales grew 11 percent sequentially and 20 percent versus the prior year. Household, Personal Care & Specialty Products sales remained resilient, up 7 percent sequentially and flat with the prior year on continued strong demand for consumer-oriented products. Environmental Products and Building Materials continued to experience COVID-19 related project delays, and sales remained below prior year levels.

Operating income for the segment was $28.2 million, up 34 percent sequentially and up 5 percent versus the prior year. Operating margin was 14.8 percent of sales versus 12.1 percent in the second quarter and 13.0 percent in the prior year. Continued pricing actions, strong cost control and expense reductions more than offset the operating income impact of lower sales versus the prior year.

The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for industrial and consumer markets and for non-residential construction, environmental remediation, and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, were $125.1 million in the third quarter, up 14 percent sequentially and 13 percent lower than the prior year.

Worldwide sales of PCC, which is used in paper and packaging, automotive and construction sealants, and the food and pharmaceutical industries, increased 14 percent sequentially as paper mill capacity came back online in the U.S. and India following temporary COVID-19 related shutdowns. Paper PCC sales in China grew 11 percent sequentially and 18 percent over the prior year on continued penetration and strong customer demand. Specialty PCC sales increased 16 percent sequentially as automotive and construction demand improved through the quarter and consumer-oriented products remained strong.

Processed Minerals sales increased 13 percent sequentially as end markets steadily improved through the quarter. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass, and other manufacturing industries.

Segment operating income was $16.6 million and represented 13.3 percent of sales. Operating income excluding special items was $18.0 million, up 18 percent sequentially and 17 percent below the prior year, and represented 14.4 percent of sales compared to 13.9 percent in the second quarter and 15.2 percent in the prior year. The impact from lower volume versus the prior year was partially offset by continued pricing actions and cost control.

Refractories and Energy Services
Sales in the Service businesses, which include the Refractories and Energy Services segments, were $72.6 million in the third quarter, 1 percent lower sequentially and 27 percent below the prior year. Operating income for the Service businesses was $7.3 million and represented 10.1 percent of sales.

Refractories segment sales were $59.3 million in the third quarter, up 6 percent sequentially as steel mill utilization rates gradually improved from second quarter levels in North America and Europe.

Segment operating income was $7.3 million and represented 12.3 percent of sales. The Refractories segment provides products and services primarily to the worldwide steel industry.

Energy Services segment sales were $13.3 million in the third quarter, down sequentially and versus the prior year due to customer project delays related to COVID-19 as well as significant weather-related shutdowns in the Gulf of Mexico. As a result, segment operating income was break-even for the third quarter. Energy Services offers a range of patented technologies, products and services for off-shore filtration and well testing to the worldwide oil and gas industry.

-----------------
Minerals Technologies will host a conference call tomorrow, October 30, 2020 at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Quarterly Results & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on October 30, 2020.
-----------------

FORWARD-LOOKING STATEMENTS

This press release may contain "forward‐looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations and forecasts of future events such as new products, revenues and financial performance, and are not limited to describing historical or current facts. They can be identified by the use of words such as “believes,” “expects,” “plans,” “intends,” “anticipates,” and other words and phrases of similar meaning. Forward-looking statements are necessarily based on assumptions, estimates and limited information available at the time they are made. A broad variety of risks and uncertainties, both known and unknown, as well as the inaccuracy of assumptions and estimates, can affect the realization of the expectations or forecasts in these statements. Actual future results may vary materially. Significant factors that could affect the expectations and forecasts include the duration and scope of the COVID-19 pandemic, and government and other third-party responses to it; worldwide general economic, business, and industry conditions, including the effects of the COVID-19 pandemic on the global economy; the cyclicality of our customers’ businesses and their changing demands; the dependence of certain of our product lines on the commercial construction and infrastructure markets, the domestic building and construction markets, and the automotive market; our ability to effectively achieve and implement our growth initiatives; our ability to service our debt; our ability to comply with the covenants in our senior secured credit facility; our ability to renew or extend long term sales contracts for our PCC satellite operations; consolidation in customer industries, principally paper, foundry and steel; compliance with or changes to regulation in the areas of environmental, health and safety, and tax; claims for legal, environmental and tax matters or product stewardship issues; our ability to successfully develop new products; our ability to defend our intellectual property; the increased risks of doing business abroad; the availability of raw materials and access to ore reserves at our mining operations; increases in costs of raw materials, energy, or shipping; our ability to compete in very competitive industries; operating risks and capacity limitations affecting our production facilities; seasonality of some of our segments; cybersecurity and other threats relating to our information technology systems; and other risk factors and cautionary statements in our 2019 Annual Report on Form 10‐K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward‐looking statement, whether as a result of new information, future events, or otherwise.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a global resource- and technology-based company that develops, produces and markets a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.8 billion in 2019. For further information, please visit our website at www.mineralstech.com. (MTI-E)
###

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
	Sep. 27, 2020	Jun. 28, 2020	Sep. 29, 2019	Prior Qtr.	Prior Year	Sep. 27, 2020	Sep. 29, 2019	Prior Year

Net sales
Product sales	$375.0	$339.5	$423.8	10%	(12)%	$1,106.8	$1,279.2	(13)%
Service revenue	13.3	17.7	25.5	(25)%	(48)%	56.2	71.6	(22)%
Total net sales	388.3	357.2	449.3	9%	(14)%	1,163.0	1,350.8	(14)%

Cost of sales
Cost of goods sold	280.9	256.6	320.5	9%	(12)%	831.6	968.5	(14)%
Cost of service revenue	9.0	11.7	17.6	(23)%	(49)%	37.3	49.4	(24)%
Total cost of sales	289.9	268.3	338.1	8%	(14)%	868.9	1,017.9	(15)%

Production margin	98.4	88.9	111.2	11%	(12)%	294.1	332.9	(12)%

Marketing and administrative expenses	42.1	41.8	46.9	1%	(10)%	127.3	138.2	(8)%
Research and development expenses	4.8	5.1	5.2	(6)%	(8)%	15.0	14.9	1%
Litigation expenses	1.5	8.3	5.6	(82)%	(73)%	10.4	5.6	86%
Restructuring and other items, net	1.5	6.5	0.0	(77)%	*	8.0	13.2	(39)%

Income from operations	48.5	27.2	53.5	78%	(9)%	133.4	161.0	(17)%

Interest expense, net	(10.1)	(8.1)	(11.0)	25%	(8)%	(27.5)	(33.3)	(17)%
Non-cash pension settlement charge	(1.1)	(4.3)	0.0	(74)%	*	(5.4)	0.0	*
Other non-operating deductions, net	(1.5)	(0.2)	(1.6)	*	(6)%	(1.1)	(5.4)	(80)%
Total non-operating deductions, net	(12.7)	(12.6)	(12.6)	1%	1%	(34.0)	(38.7)	(12)%

Income before tax and equity in earnings	35.8	14.6	40.9	145%	(12)%	99.4	122.3	(19)%

Provision for taxes on income	7.0	0.9	2.6	678%	169%	17.6	17.0	4%
Equity in earnings of affiliates, net of tax	0.5	1.2	0.8	(58)%	(38)%	2.0	1.4	43%

Consolidated net income	29.3	14.9	39.1	97%	(25)%	83.8	106.7	(21)%

Less: Net income attributable to non-controlling interests	1.0	0.5	1.1	100%	(9)%	2.5	3.0	(17)%

Net Income attributable to Minerals Technologies Inc.	$28.3	$14.4	$38.0	97%	(26)%	$81.3	$103.7	(22)%

Weighted average number of common shares outstanding:

Basic	34.1	34.1	35.0			34.2	35.1

Diluted	34.1	34.1	35.1			34.2	35.2

Earnings per share attributable to Minerals Technologies Inc.:

Basic	$0.83	$0.42	$1.09	98%	(24)%	$2.38	$2.95	(19)%

Diluted	$0.83	$0.42	$1.08	98%	(23)%	$2.38	$2.95	(19)%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.15	$0.15

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended September 27, 2020, June 28, 2020 and September 29, 2019 each consisted of 91 days, respectively. The nine month periods ended September 27, 2020 and September 29, 2019 consisted of 271 days and 272 days, respectively.

2)
In August 2020, Domtar Corporation announced that they will permanently shut down their previously idled paper machine at their mill in Ashdown, Arkansas. As a result, the Company recorded a non-cash impairment of assets charge of $1.1 million in the third quarter for its Paper PCC satellite facility at this mill.

In June 2020, Verso Papers announced that they would be idling two of their paper mills indefinitely. As a result, the Company recorded a non-cash impairment of assets charge of $6.0 million and $0.3 million in severance related costs in the second quarter for its Paper PCC satellite facilities at these mills.  The Company also recorded lease termination costs at one of the closed mills in the third quarter of 2020.

In the second quarter of 2019, the Company initiated a restructuring and cost savings program to better align our costs and organizational structure with the current market environment. The Company recorded non-cash impairment of assets charges of $7.5 million and restructuring and other charges of $5.7 million relating to severance and other costs.

	(millions of dollars)

		Quarter Ended			Nine Months Ended
		Sep. 27, 2020	Jun. 28, 2020	Sep. 29, 2019	Sep. 27, 2020	Sep. 29, 2019

	Asset Write-Downs
	Performance Materials	$0.0	$0.0	$0.0	$0.0	$4.2
	Specialty Minerals	1.1	6.0	0.0	7.1	1.6
	Energy Services	0.0	0.0	0.0	0.0	1.7
	Total asset write-downs	$1.1	$6.0	$0.0	$7.1	$7.5

	Restructuring and other items, net
	Severance related costs	$0.0	$0.3	$0.0	$0.3	$5.7
	Other costs	0.4	0.2	0.0	0.6	0.0
		$0.4	0.5	$0.0	$0.9	$5.7

	Total restructuring and other items, net	$1.5	$6.5	$0.0	$8.0	$13.2

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended September 27, 2020, June 28, 2020 and September 29, 2019, and the nine month periods ended September 27, 2020 and September 29, 2019 and a reconciliation to reported earnings per share for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Nine Months Ended
		Sep. 27, 2020	Jun. 28, 2020	Sep. 29, 2019	Sep. 27, 2020	Sep. 29, 2019

	Net income attributable to MTI	$28.3	$14.4	$38.0	$81.3	$103.7
	% of sales	7.3%	4.0%	8.5%	7.0%	7.7%

	Special items:
	Write-off of receivables due to UK customer bankruptcy	0.0	0.0	0.0	0.0	2.5
	Restructuring and other items, net	1.5	6.5	0.0	8.0	13.2
	Litigation expense	1.5	8.3	5.6	10.4	5.6
	Non-cash pension settlement charge	1.1	4.3	0.0	5.4	0.0
	Tax credit from statute expiration	0.0	0.0	(5.0)	0.0	(5.0)
	Related tax effects on special items	(0.9)	(4.5)	(1.3)	(5.6)	(4.5)

	Net income attributable to MTI, excluding special items	$31.5	$29.0	$37.3	$99.5	$115.5
	% of sales	8.1%	8.1%	8.3%	8.6%	8.6%

	Diluted earnings per share, excluding special items	$0.92	$0.85	$1.06	$2.91	$3.28

Included in litigation expense for the three month and nine month period ended September 27, 2020 are costs of $1.5 million and $9.5 million, respectively, relating to an arbitration award associated with the bankruptcy of Novinda Corp.

Included in marketing and administrative expenses for the nine month period ended September 29, 2019 is a provision for bad debt of $2.5 million related to a bankruptcy of a Refractories customer in the UK.

4)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended September 27, 2020, June 28, 2020 and September 29, 2019 and the nine month periods ended September 27, 2020 and September 29, 2019 and a reconciliation to cash flow from operations for such periods. The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Nine Months Ended
	(millions of dollars)	Sep. 27, 2020	Jun. 28, 2020	Sep. 29, 2019	Sep. 27, 2020	Sep. 29, 2019

	Cash flow from operations	$54.3	$63.8	$60.2	$148.4	$158.5
	Capital expenditures	14.2	15.0	16.3	45.8	51.8
	Free cash flow	$40.1	$48.8	$43.9	$102.6	$106.7

	Depreciation, depletion and amortization expense	$23.9	$23.4	$24.7	$70.2	$73.6

5)
“Adjusted EBITDA” is a non-GAAP financial measure and refers to earnings before interest, taxes, depreciation and amortization (EBITDA), excluding special items. The following is a presentation of the Company's non-GAAP EBITDA and Adjusted EBITDA for the quarterly periods ended September 27, 2020, June 28, 2020 and September 29, 2019 and the nine month periods ended September 27, 2020 and September 29, 2019, and a reconciliation to net income for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance and facilitates investors' understanding of historic operating trends.

		Quarter Ended			Nine Months Ended
	(millions of dollars)	Sep. 27, 2020	Jun. 28, 2020	Sep. 29, 2019	Sep. 27, 2020	Sep. 29, 2019

	Net income	28.3	14.4	38.0	81.3	103.7
	Add back:
	Depreciation, depletion and amortization	23.9	23.4	24.7	70.2	73.6
	Interest expense, net	10.1	8.1	11.0	27.5	33.3
	Equity in earnings of affiliates, net of tax	(0.5)	(1.2)	(0.8)	(2.0)	(1.4)
	Net income attributable to non-controlling interests	1.0	0.5	1.1	2.5	3.0
	Provision for taxes on income	7.0	0.9	2.6	17.6	17.0
	EBITDA	69.8	46.1	76.6	197.1	229.2
	Add special items:
	Restructuring and other charges	1.5	6.5	0.0	8.0	13.2
	Litigation expense	1.5	8.3	5.6	10.4	5.6
	Write-off of receivables due to UK customer bankruptcy	0.0	0.0	0.0	0.0	2.5
	Pension settlement charge	1.1	4.3	0.0	5.4	0.0
	Adjusted EBITDA	73.9	65.2	82.2	220.9	250.5
	% of sales	19.0%	18.3%	18.3%	19.0%	18.5%

6)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Nine Months Ended
		Sep. 27, 2020	Jun. 28, 2020	Sep. 29, 2019	Sep. 27, 2020	Sep. 29, 2019

	Interest income	$0.5	$0.4	$0.5	$1.2	$1.7
	Interest expense	(10.6)	(8.5)	(11.5)	(28.7)	(35.0)
	Non-cash pension settlement charge	(1.1)	(4.3)	0.0	(5.4)	0.0
	Foreign exchange gains	0.9	0.3	0.7	3.5	1.7
	Other deductions	(2.4)	(0.5)	(2.3)	(4.6)	(7.1)
	Non-operating deductions, net	$(12.7)	$(12.6)	$(12.6)	$(34.0)	$(38.7)

Included in non-operating deductions for the three-month and nine month periods ended September 27, 2020 are non-cash pension settlement costs of $1.1 million and $5.4 million, respectively, associated with some of our pension plans in the U.S.

7)
On June 30, 2020, the Company completed a $400 million private offering of 5.00 percent senior notes due 2028 at par. The Company used the net proceeds to repay $148 million of fixed rate term loans, $100 million of borrowings outstanding under its revolving credit facility, and the remainder for general corporate purposes.

8)
The analyst conference call to discuss operating results for the third quarter is scheduled for Friday, October 30, 2020 at 11:00 am E.T. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth		Nine Months Ended				% Growth
SALES DATA	Sep. 27, 2020	% of Total Sales	Jun. 28, 2020	% of Total Sales	Sep. 29, 2019	% of Total Sales	Prior Qtr	Prior Year	Sep. 27, 2020	% of Total Sales	Sep. 29, 2019	% of Total Sales	Prior Year

United States	$199.9	51%	$180.7	51%	$243.6	54%	11%	(18)%	$607.5	52%	$728.6	54%	(17)%
International	188.4	49%	176.5	49%	205.7	46%	7%	(8)%	555.5	48%	622.2	46%	(11)%
Net Sales	$388.3	100%	$357.2	100%	$449.3	100%	9%	(14)%	$1,163.0	100%	$1,350.8	100%	(14)%

Metalcasting	$66.3	17%	$52.8	15%	$69.0	15%	26%	(4)%	$180.8	16%	$218.0	16%	(17)%
Household, Personal Care & Specialty Products	93.9	24%	87.9	25%	94.1	21%	7%	0%	278.0	24%	280.4	21%	(1)%
Environmental Products	16.9	4%	19.9	6%	27.1	6%	(15)%	(38)%	48.3	4%	72.0	5%	(33)%
Building Materials	13.5	3%	13.2	4%	17.1	4%	2%	(21)%	43.5	4%	51.5	4%	(16)%
Performance Materials Segment	$190.6	49%	$173.8	49%	$207.3	46%	10%	(8)%	$550.6	47%	$621.9	46%	(11)%

Paper PCC	$74.5	19%	$65.5	18%	$90.2	20%	14%	(17)%	$225.1	19%	$271.9	20%	(17)%
Specialty PCC	17.3	4%	14.9	4%	17.7	4%	16%	(2)%	49.7	4%	53.1	4%	(6)%
PCC Products	$91.8	24%	$80.4	23%	$107.9	24%	14%	(15)%	$274.8	24%	$325.0	24%	(15)%

Ground Calcium Carbonate	$23.2	6%	$20.6	6%	$23.0	5%	13%	1%	$66.4	6%	70.1	5%	(5)%
Talc	10.1	3%	8.8	2%	12.2	3%	15%	(17)%	30.8	3%	37.5	3%	(18)%
Processed Minerals Products	$33.3	9%	$29.4	8%	$35.2	8%	13%	(5)%	$97.2	8%	$107.6	8%	(10)%

Specialty Minerals Segment	$125.1	32%	$109.8	31%	$143.1	32%	14%	(13)%	$372.0	32%	$432.6	32%	(14)%

Total Minerals Businesses	$315.7	81%	$283.6	79%	$350.4	78%	11%	(10)%	$922.6	79%	$1,054.5	78%	(13)%

Refractory Products	$48.8	13%	$47.1	13%	$61.3	14%	4%	(20)%	$151.7	13%	$184.3	14%	(18)%
Metallurgical Products	10.5	3%	8.8	2%	12.1	3%	19%	(13)%	32.5	3%	40.4	3%	(20)%
Refractories Segment	$59.3	15%	$55.9	16%	$73.4	16%	6%	(19)%	$184.2	16%	$224.7	17%	(18)%

Energy Services Segment	$13.3	3%	$17.7	5%	$25.5	6%	(25)%	(48)%	$56.2	5%	$71.6	5%	(22)%

Total Service Businesses	$72.6	19%	$73.6	21%	$98.9	22%	(1)%	(27)%	$240.4	21%	$296.3	22%	(19)%

Net Sales	$388.3	100%	$357.2	100%	$449.3	100%	9%	(14)%	$1,163.0	100%	$1,350.8	100%	(14)%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
	Sep. 27, 2020	Jun. 28, 2020	Sep. 29, 2019	Prior Qtr	Prior Year	Sep. 27, 2020	Sep. 29, 2019	Prior Year
SEGMENT OPERATING INCOME DATA

Performance Materials Segment	$28.2	$21.0	$26.9	34%	5%	$73.3	$73.9	(1)%
% of Sales	14.8%	12.1%	13.0%			13.3%	11.9%
Specialty Minerals Segment	$16.6	$9.0	$21.7	84%	(24)%	$45.9	$63.7	(28)%
% of Sales	13.3%	8.2%	15.2%			12.3%	14.7%
Total Minerals Businesses	$44.8	$30.0	$48.6	49%	(8)%	$119.2	$137.6	(13)%
% of Sales	14.2%	10.6%	13.9%			12.9%	13.0%
Refractories Segment	$7.3	$5.9	$10.2	24%	(28)%	$24.4	$29.4	(17)%
% of Sales	12.3%	10.6%	13.9%			13.2%	13.1%
Energy Services Segment	$0.0	$1.4	$2.0	(100)%	(100)%	$4.6	$5.3	(13)%
% of Sales	0.0%	7.9%	7.8%			8.2%	7.4%
Total Service Businesses	$7.3	$7.3	$12.2	(0)%	(40)%	$29.0	$34.7	(16)%
% of Sales	10.1%	9.9%	12.3%			12.1%	11.7%
Unallocated and other Corporate Expenses	$(3.6)	$(10.1)	$(7.3)	*	(51)%	$(14.8)	$(11.3)	31%

Consolidated	$48.5	$27.2	$53.5	78%	(9)%	$133.4	$161.0	(17)%
% of Sales	12.5%	7.6%	11.9%			11.5%	11.9%

SPECIAL ITEMS

Performance Materials Segment	$0.0	$0.0	$0.0	*	*	$0.0	$7.0	*

Specialty Minerals Segment	$1.4	$6.3	$0.0	*	*	$7.7	$2.5	*

Total Minerals Businesses	$1.4	$6.3	$0.0	*	*	$7.7	$9.5	*

Refractories Segment	$0.0	$0.0	$0.0	*	*	$0.0	$3.3	*

Energy Services Segment	$0.0	$0.0	$0.0	*	*	$0.0	$1.8	*

Total Service Businesses	$0.0	$0.0	$0.0	*	*	$0.0	$5.1	*

Unallocated and Other Corporate Expenses	$1.6	$8.5	$5.6	*	*	$10.7	$6.7	*

Consolidated	$3.0	$14.8	$5.6	*	*	$18.4	$21.3	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items for the quarterly periods ended September 27, 2020, June 28, 2020 and September 29, 2019, and the nine month periods ended September 27, 2020 and September 29, 2019 constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SEGMENT OPERATING INCOME,	Sep. 27, 2020	Jun. 28, 2020	Sep. 29, 2019	Prior Qtr	Prior Year	Sep. 27, 2020	Sep. 29, 2019	Prior Year
EXCLUDING SPECIAL ITEMS

Performance Materials Segment	$28.2	$21.0	$26.9	34%	5%	$73.3	$80.9	(9)%
% of Sales	14.8%	12.1%	13.0%			13.3%	13.0%
Specialty Minerals Segment	$18.0	$15.3	$21.7	18%	(17)%	$53.6	$66.2	(19)%
% of Sales	14.4%	13.9%	15.2%			14.4%	15.3%
Total Minerals Businesses	$46.2	$36.3	$48.6	27%	(5)%	$126.9	$147.1	(14)%
% of Sales	14.6%	12.8%	13.9%			13.8%	13.9%
Refractories Segment	$7.3	$5.9	$10.2	24%	(28)%	$24.4	$32.7	(25)%
% of Sales	12.3%	10.6%	13.9%			13.2%	14.6%
Energy Services Segment	$0.0	$1.4	$2.0	(100)%	(100)%	$4.6	$7.1	(35)%
% of Sales	0.0%	7.9%	7.8%			8.2%	9.9%
Total Service Businesses	$7.3	$7.3	$12.2	(0)%	(40)%	$29.0	$39.8	(27)%
% of Sales	10.1%	9.9%	12.3%			12.1%	13.4%

Unallocated Corporate Expenses	$(2.0)	$(1.6)	$(1.7)	25%	18%	$(4.1)	$(4.6)	(11)%

Consolidated	$51.5	$42.0	$59.1	23%	(13)%	$151.8	$182.3	(17)%
% of Sales	13.3%	11.8%	13.2%			13.1%	13.5%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	September 27, 2020		December 31, 2019
		*		**

Current assets:
Cash & cash equivalents	$379.0		$241.6
Short-term investments	2.8		1.6
Accounts receivable, net	363.2		376.2
Inventories	255.2		253.3
Prepaid expenses and other current assets	47.7		46.5
Total current assets	1,047.9		919.2

Property, plant and equipment	2,228.8		2,257.0
Less accumulated depreciation	1,201.7		1,204.2
Net property, plant & equipment	1,027.1		1,052.8

Goodwill	806.2		807.4
Intangible assets	197.0		203.0
Other assets and deferred charges	135.9		130.2

Total assets	$3,214.1		$3,112.6

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$0.0		$101.2
Current maturities of long-term debt	0.9		2.1
Accounts payable	140.7		163.4
Other current liabilities	130.4		131.8
Total current liabilities	272.0		398.5

Long-term debt	1,012.3		824.3
Deferred income taxes	180.7		180.6
Other non-current liabilities	275.2		274.6
Total liabilities	1,740.2		1,678.0

Total MTI shareholders' equity	1,438.1		1,402.7
Non-controlling Interests	35.8		31.9
Total shareholders' equity	1,473.9		1,434.6

Total liabilities and shareholders' equity	$3,214.1		$3,112.6

* Unaudited
** Condensed from audited financial statements.